Exhibit 10.1

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of August 18, 2009, by and between Grande Communications Holdings, Inc., a Delaware corporation (the “Company”), the persons listed on Schedule I attached hereto (each a “Holder,” and collectively the “Holders”), and, for purposes of Section 6(c) and Section 13(m) hereof, ABRY Partners VI, LP, a Delaware limited partnership (“ABRY”).

WITNESSETH:

WHEREAS, the Company has outstanding an aggregate of $193 million principal amount of its 14.0% Senior Secured Notes due 2011 (the “Notes”), covered by that certain Indenture (the “Original Indenture”), dated as of March 23, 2004, among the Company, the Guarantors named therein, and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture No. 1 dated as of July 18, 2007 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) by and among the Company, Grande Communications Networks, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Guarantor”), and the Trustee;

WHEREAS, as of the date hereof, each Holder is a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of the aggregate principal amount of the Notes set forth on Schedule I opposite such Holder’s name;

WHEREAS, as soon as practicable following the execution of this Agreement, the Company intends to execute and deliver one or more definitive agreements relating to a recapitalization of the Guarantor (the “Transaction”) pursuant to that certain letter agreement dated June 9, 2009 by and between ABRY Partners, LLC and the Company (as amended from time to time, the “LOI”);

WHEREAS, pursuant to the terms of the LOI, the Company intends to execute and deliver this Agreement prior to the execution and delivery of the definitive agreement(s) relating to the Transaction and to consummate the purchase of the Notes beneficially owned by the Holders immediately after the consummation of the Transaction.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

Section 1.    Certain Definitions.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Original Indenture.

Section 2.    Purchase of the Notes.

(a)           Each Holder hereby agrees to sell, assign, transfer and deliver the aggregate principal amount of the Notes set forth on Schedule I opposite such Holder’s name (for any Holder, as such amount may be decreased in accordance with Section 13(i) of this Agreement or increased in accordance with Section 5(c) of this Agreement, such Holder’s “Purchased Notes”) (or cause the record owner of such Holder’s Purchased Notes to validly sell, assign, transfer and deliver such Notes) to the Company and the Company agrees to purchase the Purchased Notes from their respective Holders on the Closing Date (as defined below) for cash in the amount equal to the sum of 101.5% of the aggregate principal amount of such Holder’s Purchased Notes plus accrued and unpaid interest thereon to the Closing Date (such amount, for each Holder, the “Purchase Price”), pursuant to and in accordance with the terms of this Agreement immediately following, and subject to, the consummation of the Transaction.  At the Closing (as defined below), each Holder shall cause the nominee (if any) through which such Holder holds such Holder’s Purchased Notes to effect the transfer of such Holder’s Purchased Notes in accordance with the procedures of the Depository Trust Company, into a book-entry account established by or on behalf of the Company and, upon the request of the Company, shall authorize the Trustee, in a form reasonably acceptable to such Holder, to cancel such Purchased Notes upon such Holder’s receipt of the Purchase Price therefor.

(b)           Provided this Agreement has not been terminated in accordance with Section 12 of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jackson Walker L.L.P., 100 Congress Avenue, Suite 1100, Austin, Texas 78701, on the date of the consummation of the Transaction (the “Closing Date”).

(c)           The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(i)          All of the representations and warranties of each Holder set forth in this Agreement shall be true and correct on the Closing Date in all material respects with the same effect as though made on such date (provided that any such representations and warranties made as of a specified date shall be required only to be true and correct in all material respects as of such specified date) and each Holder shall have executed and delivered a certificate dated as of the Closing Date to such effect;

(ii)         Each Holder shall have caused all of the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing to be so performed or complied with in all material respects and each Holder shall have executed and delivered a certificate dated as of the Closing Date to such effect;

(iii)        No action or proceeding shall have been instituted before a court or government body to restrain or prohibit any of the transactions contemplated by this Agreement;

(iv)        All governmental and other approvals, if any, necessary to consummate the transactions contemplated by this Agreement shall have been received;

(v)         Each Holder shall have delivered all of such Holder’s Purchased Notes (in accordance with Section 2(a)) to the Company or to the Trustee against payment of such Holder’s Purchase Price pursuant to this Agreement free and clear of all Liens (as defined below); and

(vi)        The Transaction shall have been consummated.

(d)           The obligation of each Holder to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(i)          All of the representations and warranties of the Company set forth in this Agreement shall be true and correct on the Closing Date in all material respects with the same effect as though made on such date and the Company shall have executed and delivered a certificate dated as of the Closing Date to such effect;

(ii)         The Company shall have caused all of the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing to be so performed or complied with in all material respects and the Company shall have executed and delivered a certificate dated as of the Closing Date to such effect;

(iii)        No action or proceeding shall have been instituted before a court or government body to restrain or prohibit any of the transactions contemplated by this Agreement;

(iv)        All governmental and other approvals, if any, necessary to consummate the transactions contemplated by this Agreement shall have been received;

(v)         The Company shall have received executed copies of this Agreement from Holders representing that, collectively, they beneficially own an aggregate principal amount of Notes equal to not less than $189 million;

(vi)        The Company shall not have paid or caused to be paid to any Holder in respect of its Notes any consideration in excess of the Purchase Price (“Excess Consideration”) unless such Excess Consideration shall also have been paid to each other Holder party hereto, ratably in accordance with the aggregate principal amount of Notes owned by each such Holder;

(vii)       The Transaction shall have been consummated; and

(viii)      Contemporaneously with the Closing, the Company shall have caused the Purchase Price to be delivered to each Holder from a deposit account maintained in the name of Guarantor that has been established as an escrow account for the sole purpose of paying the Purchase Price, and which escrow account shall have held only loan proceeds from the refinancing lender of Guarantor and capital (or loan) contributions from certain equity holders of Guarantor and/or its affiliates, and the payment of the Purchase Price shall be made at Closing by wire transfer of immediately available funds to an account designated in writing by such Holder.

Section 3.             Representations and Warranties of the Holder.  Each Holder represents and warrants to the Company as follows (with respect to such Holder only and not with respect to any other Holder):

(a)           Such Holder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)           Such Holder is a beneficial owner of, and has good title to such Holder’s Purchased Notes, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, charge, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of such Holder’s Purchased Notes (each, a “Lien”) other than any Liens to be released or terminated at or prior to the Closing.

(c)           As of the date hereof, (i) such Holder beneficially owns the aggregate principal amount of the Notes set forth on Schedule I opposite such Holder’s name and (ii) except for the Notes set forth in Schedule I opposite such Holder’s name, such Holder does not own any of the Notes.

(d)           This Agreement has been duly executed and delivered by such Holder and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforceability against such Holder may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies.

(e)           Neither the execution and delivery of this Agreement nor the performance by such Holder of its obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration or result in the creation of any Lien on such Holder’s Purchased Notes under, (i) its certificate or articles of incorporation or bylaws (or similar organizational documents), (ii) any contract, commitment, note, agreement, understanding, arrangement or restriction of any kind to which such Holder is a party or by which such Holder is bound or (iii) any injunction, judgment, writ, decree, order or ruling applicable to such Holder; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by such Holder of the transactions contemplated hereby.

(f)            Neither the execution and delivery of this Agreement nor the performance by such Holder of such Holder’s obligations hereunder will violate any law, decree, statute, rule or regulation applicable to such Holder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority.

(g)           No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement as a result of any actions taken by such Holder.

(h)           Such Holder has been advised by the Company that upon consummation of the Transaction, the Company will redeem all of the Notes (other than the Notes to be purchased from the Holders pursuant to this Agreement) that remain outstanding (the “Remaining Notes”) at a price of 103.500% of the principal amount plus accrued and unpaid interest thereon in accordance with the terms of Section 3.07 of the Original Indenture.

Section 4.             Representations and Warranties of the Company.  The Company represents and warrants to each Holder as follows:

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)           This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Holders, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability against the Company may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies.

(c)            Neither the execution and delivery of this Agreement nor the performance by the Company of the Company’s obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) its articles of incorporation or bylaws, (ii) any contract, commitment, note, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound or (iii) any injunction, judgment, writ, decree, order or ruling applicable to the Company; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by the Company of the transactions contemplated hereby.

(d)           Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to the Company or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority.

(e)           Assuming the accuracy of the representation and warranty of each Holder set forth in Section 3(c) of this Agreement, the Company has received executed copies of this Agreement from the Holders that beneficially own an aggregate principal amount of Notes equal to not less than $189 million and the Company has not paid or caused to be paid, or entered into any agreement with any Holder (other than this Agreement and the Indenture) pursuant to which the Company has agreed to pay, to any Holder any Excess Consideration relating to its Notes unless such Excess Consideration shall also have been paid to each other Holder party hereto, ratably in accordance with the aggregate principal amount of Notes owned by each such Holder.

(f)           No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by any Holder in connection with the transactions contemplated by this Agreement as a result of any actions taken by the Company.

Section 5.             Restrictions on Transfer of the Notes.  Prior to the termination of this Agreement, except as otherwise expressly contemplated herein (including Section 13(i)), each Holder agrees that it will not (a) tender into any tender or exchange offer  or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any Lien, any of such Holder’s Purchased Notes, (b) enter into any contract, option or other arrangement (including any profit sharing arrangement or voting arrangement) or undertaking with respect to the direct or indirect sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any of such Holder’s Purchased Notes, (c) acquire additional Notes unless such Notes are made subject to this Agreement or (d) take any other action that would make any representation or warranty of the Holder herein untrue or incorrect, would result in a breach by the Holder of its obligations under this Agreement or which would otherwise diminish the benefits of this Agreement to the Company.

Section 6.             Certain Agreements.

(a)           During the period commencing on the date hereof and continuing until the earliest of (x) the Closing or (y) the Termination Date (as defined below):

(i)           Each party agrees that it shall (A) support each of the actions contemplated by this Agreement and any actions required in furtherance thereof, (B) not take or support any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligations or agreement of such party under this Agreement, and (C) use commercially reasonable efforts to take such actions as are within such party’s control to cause the closing conditions set forth in Sections 2(c) and 2(d) to be satisfied.

(ii)         Each Holder agrees (with respect to such Holder only and not with respect to any other Holder) that it shall not enter into any agreement, arrangement or understanding, the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 6(a)(i).

(iii)        The Company agrees that it shall not enter into any agreement with any holder of the Notes relating to the Notes (other than this Agreement).

Notwithstanding the foregoing, none of the restrictions set forth in this Section 6(a) shall be construed to restrict the rights of the Holders as creditors of the Company under the Indenture, including, without limitation, any rights arising under the Indenture upon the occurrence of any default or event of default thereunder or any insolvency, liquidation, dissolution or bankruptcy of the Company, other than rights to participate in the redemption of the Remaining Notes.

(b)           The Company agrees that if it shall pay or cause to be paid to any Holder in respect of its Notes any Excess Consideration, whether prior to, at or after the Closing, it shall also promptly pay or cause to be paid to each other Holder party hereto the amount of such Excess Consideration, ratably in accordance with the aggregate principal amount of the Notes owned by each such Holder.

(c)           Subject to and after the consummation of the Transaction, upon the written request of any Holder that holds warrants to purchase shares of common stock of the Company, ABRY will cause to be delivered to such Holder copies of the quarterly and annual financial statements of the entity and/or its subsidiaries in which the Company or its designee holds an interest after the consummation of the Transaction, when and as provided by such entity to its equity holders, until such time as such warrants are exercised or expire; provided such requesting Holder has executed and delivered to ABRY a nondisclosure agreement acceptable to ABRY with respect to such information.

Section 7.             Release.  The Company and each Holder hereby agree as follows:

(a)           Effective as of the Closing and upon receipt of its Purchase Price (and, if applicable, its ratable share of any Excess Consideration), each Holder, by and through its authorized agents, for itself and its subsidiaries, directors, officers, shareholders, partners, members, investors, funding sources, successors, affiliates and assigns, does hereby irrevocably release, remise, discharge and forever acquit the Company, its officers, directors, trustees, stockholders, policyholders, subsidiaries, parents, affiliated companies, employees, agents, attorneys, successors, and transferees, from any and all claims for injunctive relief or damages, rights, lawsuits, actions and causes of action, fixed or contingent, liquidated or unliquidated, of every kind and nature, sounding in tort or contract, or arising out of any statute or other law, and demands of every kind and character whatsoever, including, but not limited to, claims for injunctive relief and damages, expenses, lost profits, attorneys’ fees, punitive damages, penalties and/or other potential legal or equitable relief, in each case, to the extent related to the Notes arising prior to the Closing (other than obligations or liabilities arising under this Agreement).

(b)           Effective as of the Closing, the Company, by and through its authorized agents, for itself and its subsidiaries, directors, officers, shareholders, successors, affiliates and assigns, does hereby irrevocably release, remise, discharge and forever acquit each Holder, its officers, directors, trustees, shareholders, partners, members, managers, investors, funding sources, policyholders, subsidiaries, parents, affiliated companies, employees, agents, attorneys, successors, and transferees, from any and all claims for injunctive relief or damages, rights, lawsuits, actions and causes of action, fixed or contingent, liquidated or unliquidated, of every kind and nature, sounding in tort or contract, or arising out of any statute or other law, and demands of every kind and character whatsoever, including, but not limited to, claims for injunctive relief and damages, expenses, lost profits, attorneys’ fees, punitive damages, penalties and/or other potential legal or equitable relief, in each case, to the extent related to the Notes (other than obligations or liabilities arising under this Agreement).

Section 8.            Waiver of Registration Rights.  Effective as of the Closing, each Holder waives the following (collectively, “Holder Registration Rights”) with respect to the Notes or any other Equity Securities (as defined below) the Holder owns of record or beneficially on the date hereof or otherwise acquires hereafter: (i) any and all registration rights granted prior to the Closing to the Holder under any warrant, option, or other agreement or instrument with or from the Company, and (ii) any and all obligations of the Company with respect to or otherwise related to such registration rights, including any indemnification obligations or obligations to make or keep public information available or to provide any reports or written statements to the Holder for the purpose permitting compliance with Rule 144 or Rule 144A under the Securities Act of 1933, as amended, pursuant to the Securities Exchange Act of 1934, as amended, Rule 15c2-11 promulgated thereunder or otherwise.  Effective as of the Closing and upon receipt of its Purchase Price (and, if applicable, its ratable share of any Excess Consideration), each Holder acknowledges that it has no Holder Registration Rights whatsoever with respect to the Notes or any other Equity Securities of the Company and the Company and each Holder hereby agree that any obligations of such Holder and the Company under the Registration Rights Agreement (as defined in the Indenture) and any other agreements with respect to registration rights are hereby terminated.  For purposes of the foregoing, “Equity Securities” means (i) any shares of common stock, preferred stock, or other security of the Company, (ii) any security or instrument convertible into or exercisable or exchangeable for, with or without consideration, any shares of common stock, preferred stock or other security of the Company (including any option, warrant or right to subscribe for or purchase such a security or instrument), or (iii) any security or instrument carrying any option, warrant or right to subscribe for or purchase any shares of common stock, preferred stock or other security of the Company, including, without limitation, warrants to purchase common stock of the Company originally issued pursuant to that certain Warrant Purchase Agreement, dated as of March 23, 2004, by and between the Company and U.S. Bank National Association.

Section 9.             Expenses.  Except as otherwise expressly provided herein, each of the parties hereto shall pay all of its own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and financial advisers. The Company will indemnify and hold harmless each Holder from and against any and all claims or liabilities for finder’s fees or brokerage commissions or other like payments incurred by reason of action taken by the Company.  Each Holder will indemnify and hold harmless the Company and each other Holder from and against any and all claims or liabilities for finder’s fees or brokerage commissions or other like payments incurred by reason of action taken by such Holder.

Section 10.           Further Assurances.  Each of the parties hereto will execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

Section 11.           Enforcement; Venue; Service of Process.  Each Holder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Company will be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.  Each Holder further agrees to waive any requirement for the securing or posting of any bond in connection with the seeking of any such injunctive or other equitable relief.  The provisions of this Section 11 are without prejudice to any other rights that another party hereto may have against the other party hereto for any failure to perform its obligations under this Agreement.  In addition, each of the parties hereto hereby (i) agrees that this Agreement is performable in New York, New York, (ii) consents to submit such party to the personal jurisdiction of any Federal court located in New York, New York or any New York state court located in New York, New York, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (iii) agrees not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court located in New York, New York, or a New York state court located in New York, New York, and (v) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the Agreement or the transactions contemplated hereby in a Federal court located in New York, New York, or a New York state court located in New York, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.          Termination.  This Agreement shall terminate upon the earliest to occur of (the date of such occurrence, the “Termination Date”) (a) ten (10) business days after the execution of this Agreement if the definitive agreement(s) with respect to the Transaction (collectively, the “Definitive Agreement”) has not been entered into by such date, (b) after the execution and delivery of the Definitive Agreement, any date on which the Definitive Agreement is terminated prior to the consummation of the Transaction, and (c) the earlier of (i) October 31, 2009 and (ii) the termination date under the Definitive Agreement by which either party may terminate if the Transaction has not yet been consummated, if the Closing has not occurred by such date.  The provisions of Section 9 and Section 11 hereof shall survive any termination of this Agreement.

Section 13.           Miscellaneous.

(a)            Survival.  Subject to the provisions of Section 12 hereof, all representations and warranties made herein will survive until the payment by the Company for the Notes purchased pursuant to this Agreement or the termination of this Agreement.

(b)           Waiver.  Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof.  No such waiver will be effective unless in writing and signed by the party or parties sought to be bound thereby.  Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

(c)            Entire Agreement.  This Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters.

(d)           Amendment.  This Agreement may not be amended, changed, supplemented or otherwise modified orally, but only by an agreement in writing signed by the Company and each Holder.

(e)            Governing Law.  This Agreement, the transactions contemplated hereby and all matters relating hereto will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

(f)           Captions; References.  The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

(g)           Notices.  All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company to:

Grande Communications Holdings, Inc.
401 Carlson Circle
San Marcos, Texas 78666
Attention: Roy H. Chestnutt, Chief Executive Officer
Telecopier No.: (512) 878-4010

with a copy to:

Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attention: Ann Benolken
Telecopier No.: (512) 236-2002

If to ABRY to:

ABRY Partners, LLC
111 Huntington Avenue
30th Floor
Boston, MA 02199
Attention: Jay Grossman
Facsimile: (617) 859-8797

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
153 E. 53rd Street
Suite 3600
New York, NY 10022
Attention: John Kuehn
Facsimile: (212) 446-6460

If to a Holder, at such address as set forth on the signature pages hereto below such Holder’s signature. Alternatively, all notices and other communications hereunder may be delivered to such other address as any party may have furnished to the other parties hereto in writing in accordance herewith.

(h)           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be binding on any Holder until such time as such Holder has received a copy of this Agreement, duly executed and delivered by Company and each other Holder.

(i)           Assignment.  This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties, except that (i) the Company will have the right to assign to any direct or indirect subsidiary of the Company any and all rights and obligations of the Company under this Agreement, provided that any such assignment will not relieve the Company from any of its obligations hereunder and (ii) notwithstanding anything to the contrary in this Agreement, any Holder may sell, transfer, assign, hypothecate or otherwise dispose of any or all of its Purchased Notes (and its rights and obligations hereunder) to any person who agrees to be bound by the terms of this Agreement binding on such Holder.

(j)           Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

(k)           Cumulative Remedies.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any of the parties hereto will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(l)           Disclosure.  The Company has publicly disclosed certain terms of the Transaction as contemplated by the LOI pursuant to a Form 8-K filed with the Securities and Exchange Commission on June 12, 2009.  The Company agrees to publicly disclose and file with the Securities and Exchange Commission (i) the aggregate Purchase Price and any other material terms of this Agreement promptly following the execution of this Agreement, but in no event later than one week after the date hereof, and (ii) the material terms of the Transaction contained in the executed Definitive Agreement, promptly following the execution thereof, but in no event later than one week after the date of execution thereof.

(m)           Limited Guarantee.  From and after the consummation of the Transaction, ABRY hereby guarantees the performance by the Company of its obligations under this Agreement, and hereby acknowledges that (i) its limited guarantee shall be primary, absolute and unconditional and unaffected by any action or circumstances which might constitute a legal or equitable discharge or defense of a surety or guarantor, and (ii) no Holder shall have any obligation to proceed against the Company before seeking satisfaction from ABRY; provided that no waiver of any condition or other amendment or modification to this Agreement, whether made prior to, at or after the consummation of the Transaction, shall be effective as against ABRY unless agreed to by ABRY in writing.  In consideration of the limited guarantee set forth in this Section 13(m), each of the Company and each Holder hereby agrees that ABRY is an intended third party beneficiary of all of the representations, warranties, covenants, agreements and releases of the Holders set forth in this Agreement and, in the event any Holder shall breach its obligations to the Company under this Agreement, ABRY shall have the right to enforce the rights of the Company under this Agreement solely as against such Holder from and after the consummation of the Transaction.

(n)           Third Party Beneficiaries.  Except as set forth in Section 13(m) above, this Agreement is not intended to confer upon any individual or entity other than the Company and the Holders any rights or remedies hereunder.

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IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto as of the date first above written.

THE COMPANY:

GRANDE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Roy Chestnutt
Name:	Roy H. Chestnutt
Title:	Chief Executive Officer

ABRY PARTNERS VI, LP

By:	ABRY VI Capital Partners, L.P.,
its General Partner

By:	ABRY V Capital Investors, LLC,
its General Partner

By:	/s/ Peggy Koenig
Name:	Peggy Koenig
Title:	Vice President

[HOLDER COUNTERPART SIGNATURE PAGES FOLLOW]

NOTE PURCHASE AGREEMENT

HOLDER COUNTERPART SIGNATURE PAGE

GOLDMAN, SACHS & CO.:

By:	/s/ Joshua W. Easterly
Name:	Joshua W. Easterly
Title:	Managing Director

Address:

Attn:
Telecopier No:

with a copy to:

Attn:
Telecopier No:

NOTE PURCHASE AGREEMENT

HOLDER COUNTERPART SIGNATURE PAGE

WHITENY PRIVATE DEBT FUND, L.P.:
By: Whitney Private Debt GP, LLC
its General Partner

By:	/s/ Kevin J. Curley
Name:	Kevin J. Curley
Title:	Attorney-in-Fact

Address:
130 Main Street
Net Canaan, CT 06840
Attn: Daniel J. O’Brien
Telecopier No: (203) 716-6122

with a copy to:

J.H. Whitney & Co
130 Main Street
Net Canaan, CT 06840
Attn: Kevin J. Curley
Telecopier No: (203) 716-6122

NOTE PURCHASE AGREEMENT

HOLDER COUNTERPART SIGNATURE PAGE

MAST OC I MASTER FUND L.P.

By: MAST Capital Management, LLC,
its General Partner

By:	/s/ John S. Ehlinger
Name:	John S. Ehlinger
Title:	Authorized Signatory

MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED

By:	/s/ John S. Ehlinger
Name:	John S. Ehlinger
Title:	Authorized Signatory

with a copy to:
MAST Capital Management, LLC
200 Clarendon Street, 51st Floor
Boston, MA 02116

Attn:	Peter Reed
Telecopier No.:	(617) 247-7985

NOTE PURCHASE AGREEMENT

HOLDER COUNTERPART SIGNATURE PAGE

SERENGETI OVERSEAS LTD.
By:	Serengeti Asset Management LP,
as Investment Adviser

By:	/s/ Alexander Lemond
Name:	Alexander Lemond
Title:	Director

Address:
c/o Serengeti Asset Management
632 Broadway, 12th Floor
New York, NY 10012

Attn:	Compliance/Legal
Telecopier No.:	(212) 672-2280

NOTE PURCHASE AGREEMENT

HOLDER COUNTERPART SIGNATURE PAGE

SILVER POINT CAPITAL OFFSHORE FUND, LTD.:

By:	/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

SILVER POINT CAPITAL FUND, L.P:

By:	/s/ Michael A. Gatto
Name:	Name: Michael A. Gatto
Title:	Authorized Signatory

Address:

Silver Point Capital Offshore Fund, Ltd./Silver Point Capital Fund, L.P.
c/o Silver Point Capital, L.P.
2 Greenwich Plaza, 1st Floor
Greenwich, CT 06830

Attn: Rich Parisi
Telecopier No.: (312) 357-7201

with a copy to:

Silver Point Capital Offshore Fund, Ltd./Silver Point Capital Fund, L.P.
c/o Silver Point Capital, L.P.
2 Greenwich Plaza, 1st Floor
Greenwich, CT 06830

Attn: Operations
Telecopier No.: (203) 542-4360